EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2022 First Quarter Results

STAMFORD, Conn., Feb. 02, 2022 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for the fiscal 2022 first quarter ended December 31, 2021.

Three Months Ended December 31, 2021 Compared to the Three Months Ended December 31, 2020
For the fiscal 2022 first quarter, Star reported a 30.8 percent increase in total revenue to $488.3 million compared with $373.3 million in the prior-year period, reflecting an increase in selling prices in response to higher wholesale product costs partially offset by a decrease in total volume sold.

The volume of home heating oil and propane sold during the fiscal 2022 first quarter decreased by 2.5 million gallons, or 2.8 percent, to 87.0 million gallons as the additional volume provided from acquisitions and other factors was reduced by the impact of warmer weather and net customer attrition. Temperatures in Star's geographic areas of operation for the fiscal 2022 first quarter were 6.3 percent warmer than during the fiscal 2021 first quarter and 18.6 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income declined by $23.4 million in the quarter, to $14.5 million, primarily due to an unfavorable non-cash change in the fair value of derivative instruments of $30.8 million, partially offset by a decrease in income tax expense of $9.0 million.

First quarter Adjusted EBITDA decreased by $0.9 million, or 1.9 percent, to $44.5 million, as the impact from the decline in home heating oil and propane volume and higher operating expenses (including a $1.8 million unfavorable change in the impact from the Company’s weather hedge) more than offset an increase in home heating oil and propane per gallon margins. As of December 31, 2021, Star recorded a benefit of $2.2 million under its weather hedging contract (versus $4.0 million in the prior-year period), reducing delivery and branch expense. The final benefit (if any) for fiscal 2022 may be lower or higher depending on the accumulation of actual heating degree-days recorded in the period January 1, 2022 through March 31, 2022; thus far, temperatures recorded for January 2022 have been colder than expected.

“Despite temperatures that were 6.3 percent warmer than last year and 18.6 percent warmer than normal, negatively affecting demand, I’m pleased with our overall results in the quarter which included solid margin management and expense control as well as improved customer retention,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “We also continued to make progress with our acquisition program during the period, adding three heating oil dealers that brought with them approximately 3.0 million gallons of annual product sales. It’s too early to say how fiscal 2022 will play out, but we were encouraged to see much colder weather in January and believe we are well positioned to address whatever challenges or opportunities might present themselves for the remainder of the heating season.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, February 3, 2022. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the severity and duration of the novel coronavirus, or COVID-19, pandemic, the pandemic’s impact on the U.S. and global economies, the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic, the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including climate change, environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; cyber-attacks; inflation; global supply chain issues; labor shortages; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2021. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. Currently, one of the most significant factors, however, is the potential adverse effect of the pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its customers and counterparties and the global economy and financial markets. The extent to which COVID-19 impacts us and our customers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2021	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$21,239	$4,767
Receivables, net of allowance of $4,662 and $4,779, respectively	178,774	99,680
Inventories	77,735	61,183
Fair asset value of derivative instruments	16,603	26,222
Prepaid expenses and other current assets	44,932	30,140
Total current assets	339,283	221,992
Property and equipment, net	100,788	99,123
Operating lease right-of-use assets	95,873	95,839
Goodwill	254,198	253,398
Intangibles, net	92,777	95,474
Restricted cash	250	250
Captive insurance collateral	69,482	69,933
Deferred charges and other assets, net	18,103	17,854
Total assets	$970,754	$853,863
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$52,225	$37,291
Revolving credit facility borrowings	123,682	8,618
Current maturities of long-term debt	13,000	17,621
Current portion of operating lease liabilities	16,467	16,446
Accrued expenses and other current liabilities	126,588	121,221
Unearned service contract revenue	69,773	56,972
Customer credit balances	72,864	86,828
Total current liabilities	474,599	344,997
Long-term debt	89,183	92,385
Long-term operating lease liabilities	84,226	84,019
Deferred tax liabilities, net	28,439	29,014
Other long-term liabilities	18,948	25,244
Partners' capital
Common unitholders	292,139	295,063
General partner	(2,963)	(2,821)
Accumulated other comprehensive loss, net of taxes	(13,817)	(14,038)
Total partners' capital	275,359	278,204
Total liabilities and partners' capital	$970,754	$853,863

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2021	2020
Sales:
Product	$411,265	$300,332
Installations and services	77,005	72,988
Total sales	488,270	373,320
Cost and expenses:
Cost of product	274,594	172,147
Cost of installations and services	74,048	69,303
(Increase) decrease in the fair value of derivative instruments	13,403	(17,395)
Delivery and branch expenses	88,989	80,687
Depreciation and amortization expenses	8,448	7,957
General and administrative expenses	6,676	6,241
Finance charge income	(512)	(406)
Operating income	22,624	54,786
Interest expense, net	(2,058)	(1,851)
Amortization of debt issuance costs	(239)	(247)
Income before income taxes	20,327	52,688
Income tax expense	5,838	14,828
Net income	$14,489	$37,860
General Partner's interest in net income	122	296
Limited Partners' interest in net income	$14,367	$37,564

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.37	$0.89
Dilutive impact of theoretical distribution of earnings	0.05	0.15
Basic and diluted income per Limited Partner Unit:	$0.32	$0.74

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	38,789	42,246

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2021	2020
Net income	$14,489	$37,860
Plus:
Income tax expense	5,838	14,828
Amortization of debt issuance costs	239	247
Interest expense, net	2,058	1,851
Depreciation and amortization	8,448	7,957
EBITDA	31,072	62,743
(Increase) / decrease in the fair value of derivative instruments	13,403	(17,395)
Adjusted EBITDA	44,475	45,348
Add / (subtract)
Income tax expense	(5,838)	(14,828)
Interest expense, net	(2,058)	(1,851)
Recovery for losses on accounts receivable	(288)	(476)
Increase in accounts receivables	(78,794)	(62,989)
Increase in inventories	(16,388)	(7,177)
Decrease in customer credit balances	(14,504)	(8,987)
Change in deferred taxes	(684)	3,601
Change in other operating assets and liabilities	8,214	20,358
Net cash used in operating activities	$(65,865)	$(27,001)
Net cash used in investing activities	$(7,034)	$(35,903)
Net cash provided by financing activities	$89,371	$24,840

Home heating oil and propane gallons sold	87,000	89,500
Other petroleum products	39,300	37,700
Total all products	126,300	127,200

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com

Source: Star Group, L.P.